EXHIBIT 99.1

PRESS RELEASE

Monadnock Bancorp, Inc. 1 Jaffrey Road Peterborough, NH 03458	603.924.9654 www.monadnockbank.com

FOR IMMEDIATE RELEASE

For Additional Information Contact:

Karl F. Betz, SVP, CFO & Treasurer (603) 924-9654

kbetz@monadnockbank.com

Monadnock Bancorp, Inc. Announces Second Quarter and YTD Results

Peterborough, New Hampshire – July 20, 2009 - Monadnock Bancorp, Inc. (over-the-counter bulletin board: MNKB), the holding company for Monadnock Community Bank announced a net loss of $54,000 for the three months ended June 30, 2009 compared with net income of $20,000 for the three months ended June 30, 2008. A net loss of $4,000 was reported for the six months ended June 30, 2009 compared with net income of $43,000 for the six months ended June 30, 2008. Basic earnings (loss) per share available to common shareholders were $(0.08) and $(0.06) for the three and six months ended June 30, 2009, respectively, compared with $0.02 and $0.04 for the three and six months ended June 30, 2008, respectively. Book value per common share and tangible book value per common share were $8.12 and $7.97, respectively, at June 30, 2009 compared with $7.71 and $7.55, respectively, at June 30, 2008.

The decrease in earnings for the three months ended June 30, 2009 compared with the same period a year earlier was primarily attributable to an increase in noninterest expense of $327,000, partially offset by an increase in noninterest income of $176,000, an increase in net interest and dividend income of $22,000 and a decrease in income tax expense of $60,000. Earnings for the three months ended June 30, 2009 compared with the same period a year earlier were impacted by the following items: 1) an increase in FDIC insurance premiums of $82,000 and 2) an increase of $213,000 in other real estate owned and collection expense, of which $191,000 related to writedowns of properties held in other real estate owned which are currently scheduled to be sold during the last six months of 2009. These declining factors were partially offset by an increase in net gain on sales of available-for sale securities of $160,000.

The decrease in earnings for the six months ended June 30, 2009 compared with the same period a year earlier was primarily attributable to an increase in noninterest expense of $429,000, partially offset by an increase in noninterest income of $191,000, an increase in net interest and dividend income of $135,000, a decrease in the provision for loan losses of $12,000 and a decrease in income tax expense of $43,000. Earnings for the six months ended June 30, 2009 compared with the same period a year earlier were impacted by the following items: 1) an increase in FDIC insurance premiums of $93,000 and 2) an increase of $261,000 in other real estate owned and collection expense, of which $191,000 related to writedowns of three properties held in other real estate owned which are currently scheduled to be sold during the last six months of 2009. These declining factors were partially offset by an increase in net gain on sales of available-for sale securities of $183,000.

Net interest and dividend income increased $22,000, or 3.1%, to $742,000 for the three months ended June 30, 2009 compared to $720,000 for the three months ended June 30, 2008. This increase reflected a $66,000, or 7.5% decrease in interest expense and a $44,000, or 2.8% decrease in interest and dividend income. The decrease in interest expense was primarily due to a decrease in the overall cost of interest-bearing liabilities by 56 basis points to 2.99% for the quarter ended June 30, 2009 from 3.55% for the quarter ended June 30, 2008, partially offset by an increase in the average balance of interest-bearing liabilities by $9.2 million to $108.7 million for the quarter ended June 30, 2009 compared to $99.5 million for the quarter ended June 30, 2008. The decrease in interest and dividend income was due to a decrease in the overall yield on interest-earning assets by 54 basis points to 5.18% for the quarter ended June 30, 2009 from 5.72% for the quarter ended June 30, 2008, partially offset by an increase in the average balance of interest-earning assets by $7.9 million to $120.2 million for the quarter ended June 30, 2009 compared to $112.3 million for the quarter ended June 30, 2008. The decrease in the yield of interest-earning assets and the cost of interest-bearing liabilities was the result of the Federal Reserve’s actions to lower market interest rates.

Net interest and dividend income increased $135,000, or 9.7%, to $1.5 million for the six months ended June 30, 2009 compared to $1.4 million for the six months ended June 30, 2008. This increase reflected a $167,000, or 9.2% decrease in interest expense and a $32,000, or 1.0% decrease in interest and dividend income. The decrease in interest expense was primarily due to a decrease in the overall cost of interest-bearing liabilities by 72 basis points to 3.01% for the six months ended June 30, 2009 from 3.73% for the six months ended June 30, 2008, partially offset by an increase in the average balance of interest-bearing liabilities by $12.3 million to $110.3 million for the six months ended June 30, 2009 compared to $98.0 million for the six months ended June 30, 2008. The decrease in interest and dividend income was due to a decrease in the overall yield on interest-earning assets by 55 basis points to 5.28% for the six months ended June 30, 2009 from 5.83% for the six months ended June 30, 2008, partially offset by an increase in the average balance of interest-earning assets by $10.7 million to $121.2 million for the six months ended June 30, 2009 compared to $110.5 million for the six months ended June 30, 2008. The decrease in the yield of interest-earning assets and the cost of interest-bearing liabilities was the result of the Federal Reserve’s actions to lower market interest rates.

The interest rate spread was 2.19% and 2.27% for the three and six months ended June 30, 2009, respectively, compared to 2.18% and 2.10%, respectively, for the three and six months ended June 30, 2008. The net interest margin for the three and six months ended June 30, 2009 was 2.48% and 2.54%, respectively, compared to 2.58% and 2.53%, respectively, for the three and six months ended June 30, 2008. On February 26, 2009, the Federal Home Loan Bank of Boston announced that dividend payments for the first quarter of 2009 were suspended and that it is unlikely that dividends will be paid in 2009. The FHLB stock owned by Monadnock Bancorp, Inc. was considered a noninterest earning asset for the three and six months ended June 30, 2009 and has been excluded from the calculation for interest rate spread and net interest margin. FHLB dividend payments totaling approximately $19,000 and $42,000 were received during the three and six months ended June 30, 2008.

The provision for loan losses was $28,000 and $72,000 for the three and six months ended June 30, 2009 compared with $24,000 and $84,000 for the three and six months ended June 30, 2008. The provision for the first six months of 2009 was primarily due to an increase in the provision related to residential real estate loans for economic factors due to an increase in the level of unemployment rates in the Bank’s primary market areas as well as weakness identified in a residential land loan as well as a commercial loan. Net charge-offs were $11,000 for the six months ended June 30, 2009 as compared with $92,000 for the six months ended June 30, 2008. The allowance for loan losses as of June 30, 2009 was maintained at a level that represents management's best estimate of losses inherent in the loan portfolio. Although we believe that we have established the allowance for loan losses at levels to absorb probable and estimable losses, future additions or deductions may be necessary if economic or other conditions in the future differ from the current environment.

Noninterest income increased $176,000, or 195.6%, to $266,000 for the three months ended June 30, 2009 from $90,000 for the three months ended June 30, 2008. The increase was primarily attributable to net gains on sales of available-for-sale securities of $173,000 for the three months ended June 30, 2009 compared with $13,000 for the three months ended June 30, 2008. In addition, the Bank began originating and selling 30 year fixed rate mortgages during the first quarter of 2009, of which income totaled $12,000 for the quarter ended June 30, 2009.

Noninterest income increased $192,000, or 76.5%, to $443,000 for the six months ended June 30, 2009 from $251,000 for the six months ended June 30, 2008. The increase was primarily attributable to net gains on sales of available-for-sale securities of $279,000 for the six months ended June 30, 2009 compared with $96,000 for the six months ended June 30, 2008. In addition, the Bank began originating and selling 30 year fixed rate mortgages during the first quarter of 2009, of which income totaled $16,000 for the six months ended June 30, 2009.

Noninterest expense increased $327,000, or 43.9% to $1.1 million for the three months ended June 30, 2009 compared with $745,000 for the three months ended June 30, 2008. The increase in noninterest expense was primarily related to a $213,000 increase in other real estate owned and collection expense and an $82,000 increase in FDIC insurance premiums. The increase in other real estate owned and collection expense was primarily related to writedowns of $191,000 related to three properties held in other real estate owned which are scheduled to be sold during the third quarter of 2009 as well as additional costs associated with maintaining these properties in other real estate owned as of June 30, 2009. The increase in FDIC insurance premiums was partially due to a special assessment imposed of 5 basis points on the Bank’s total assets less Tier 1 capital which resulted in an additional $57,000 in FDIC insurance premiums for the second quarter of 2009. In addition, the FDIC imposed additional assessments in the second quarter related to the level of FHLB advances as a percentage of domestic deposits which further increased the assessment from the first quarter which had already included an additional 7 basis point assessment. All of these actions by the FDIC had a negative impact on earnings for the three and six months ended June 30, 2009 and will continue to have a negative impact on earnings for the future. The FDIC has also indicated that an additional special assessment may be forthcoming during the last six months of 2009 which would have a negative impact on earnings.

Noninterest expense increased $429,000, or 29.1% to $1.9 million for the six months ended June 30, 2009 compared with $1.5 million for the six months ended June 30, 2008. The increase in noninterest expense was primarily related to a $261,000 increase in other real estate owned and collection expense and a $93,000 increase in FDIC insurance premiums as discussed in further detail above.

Total assets decreased $2.9 million, or 2.3%, to $124.7 million at June 30, 2009 compared with $127.6 million at December 31, 2008. Our net loan portfolio decreased by $1.2 million, or 1.7%, to $69.5 million at June 30, 2009 from $70.7 million at December 31, 2008. The decrease in loans was primarily due to net loan payments and payoffs totaling $2.8 million in our one- to four-family residential loan portfolio which included a reduction of $1.2 million in previously purchased loans during the first six months of 2009. The low interest rate environment during the first six months of 2009 has encouraged borrowers to refinance their 15 year and 30 year mortgages into lower interest rates, of which the Bank is keeping only 15 year mortgages in its loan portfolio. Also, given the current interest rate environment, we decided to originate and sell production of 30-year fixed rate mortgages beginning in the first quarter of 2009 which reduced our growth in this loan category. Loan growth during the first six months of 2009 was primarily concentrated in commercial real estate loans, home equity loans and construction and land development loans which increased $718,000, $630,000 and $515,000, respectively, at June 30, 2009 which was partially offset by a decrease in commercial loans of $504,000. Total deposits increased $4.4 million to $66.2 million at June 30, 2009 from $61.8 million at December 31, 2008. Interest-bearing deposits increased $2.8 million to $60.0 million at June 30, 2009 from $57.2 million at December 31, 2008, while noninterest-bearing deposits increased $1.6 million to $6.2 million at June 30, 2009. NOW accounts increased $2.6 million during the first six months of 2009. The increase in NOW accounts was primarily attributable to a $2.7 million increase in our Rewards Checking account product during the first six months of 2009.

Total nonperforming assets increased $188,000 to $1.2 million or 0.93% of total assets at June 30, 2009 compared with $1.0 million or 0.81% of total assets at December 31, 2008.

President and Chief Executive Officer William M. Pierce, Jr. said, “Our net loss during the second quarter of 2009 was attributable to unusual charges for FDIC insurance premiums and writedowns on other real estate owned properties and is reflective of the challenges that we face as a small community bank in these difficult economic and regulatory times. We will continue to focus on the strategic objectives of maintaining a community focus in the areas we serve, providing a high quality of service to our customers and diligently working to improve our franchise and shareholder value.” For additional information visit www.monadnockbank.com.

FORWARD-LOOKING STATEMENTS:

Statements contained in this news release that are not historical facts may constitute “forward-looking statements” (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended), which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act Of 1995, and is including this statement for purposes of invoking these safe harbor provisions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on our operations include, but are not limited to, changes in interest rates, general economic conditions, the impact of the U.S. Government’s economic stimulus program and its various financial institution rescue plans including the Troubled Asset Relief Program (“TARP”), economic conditions in the states of New Hampshire and Massachusetts, legislative and regulatory changes, monetary and fiscal policies of the U.S.

Government, including policies of the U.S. Treasury and the Federal Reserve Board, fiscal policies of the New Hampshire and Massachusetts State Government, the quality or composition of our loan or investment portfolios, demand for loan products, competition for and the availability of loans that we purchase for our portfolio, deposit flows, competition, demand for financial services in our market areas and accounting principles and guidelines, acquisitions and the integration of acquired businesses, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.